Exhibit 12


                         GWL&A FINANCIAL INC.
     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
 AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                        (Dollars in Thousands)


                            June 30, 1998    1997      1996       1995      1994      1993
                            -------------    ----      ----       ----      ----      ----
Earnings:
  Pretax income from
   continuing operations ....   $135,364   $256,357  $190,547   $176,612  $102,734  $ 95,688
  Interest expense ..........      4,972      9,758    11,282     10,778  $ 11,145     7,250
                                --------   --------  --------   --------  --------  --------
Total earnings:  (a) ........   $140,336   $266,115  $201,829   $187,390  $113,879  $102,938
                                --------   --------  --------   --------  --------  --------
  Fixed charges:
  Interest expense ..........   $  4,972   $  9,758  $ 11,282   $ 10,778  $ 11,145  $  7,250
                                --------   --------  --------   --------  --------  --------
Total fixed charges (b) .....   $  4,972   $  9,758  $ 11,282   $ 10,778  $ 11,145  $  7,250
                                --------   --------  --------   --------  --------  --------
Ratio of earnings to fixed
  charges (a/b) .............         28         27        18         17        10        14
Preferred stock dividend
requirements:
  Preferred stock dividends
   (c) ......................   $  4,308   $  8,854   $ 8,587   $  9,217  $  7,475  $  9,335
Effective tax rate (d)                33%        38%       29%        27%       27%       32%
                                --------   --------  --------   --------  --------  --------
  Preferred stock dividend
  requirements adjusted for
taxes: (c/(100%-d))=(e) .....   $  6,430   $ 14,281   $ 12,094  $ 12,626  $ 10,240  $ 13,728
                                --------   --------  --------   --------  --------  --------
Ratio of earnings to combined
fixed charges and preferred
stock dividend requirements:
(a/(b+e)) ...................         12          11         9         8         5         5
